Exhibit 99.1

Unify Corporation 2101 Arena Blvd. Sacramento, CA 95834 916-928-6400 www.unify.com

Unify Reports Third Quarter 2005 Results

Quarter over Quarter Software License Revenues Increased 24 Percent

SACRAMENTO, Calif., — Feb. 22, 2005 — Unify Corporation (OTC BB: UNFY) today announced financial results for the third quarter of fiscal 2005 ended Jan. 31, 2005.

Total revenues in the third quarter were $3.0 million, a 13 percent increase, compared to total revenues of $2.6 million for the third quarter of fiscal 2004.  Third quarter software license revenues increased 24 percent to $1.5 million, compared to $1.2 million in the same period last year.  Services revenues increased four percent to $1.5 million for the quarter, compared to $1.5 million in the third quarter last year.

GAAP net loss for the third quarter was $651,000, or $0.02 loss per share, compared to third quarter fiscal 2004 net loss of $470,000, or $0.02 loss per share. Gross margin for the quarter was 85 percent, compare to 80 percent in the same period last year.  Third quarter non-GAAP net income was $29,000, compared to a non-GAAP net loss of $462,000 in the third quarter of fiscal 2004.  Non-GAAP net income excludes severance and restructuring charges, acquisition related expenses and special charges (recoveries).

Reconciliation of GAAP Net Loss to Non-GAAP Net Income (Loss):

	Quarter Ended Jan 31, 2005	Quarter Ended Jan 31, 2004	Nine Months ended Jan 31, 2005	Nine Months ended Jan 31, 2004

GAAP Net Income (Loss)	$(651,000)	$(470,000)	$(1,759,000)	$(553,000)

Adjustments :
Severance & Restructuring Charges	700,000		700,000	200,000
Acquisition related expenses	130,000		130,000
Write-down of Other Investments				175,000
Special Charges (Recoveries) (1)	(150,000)	8,000	(150,000)	110,000

Non-GAAP Net Income (Loss)	$29,000	$(462,000)	$(1,079,000)	$(68,000)

(1) Special charges (recoveries) related primarily to litigation expenses

“We had a good execution this quarter including the expansion of our strategy into specialty vertical markets,” said Todd Wille, CEO of Unify.  “We had renewed investments in our technology from some long-time customers, reorganized our European operations and planned for the acquisition of Acuitrek.  We are confident and excited about our prospects in the coming year.”

The Company had $3.9 million in cash and cash equivalents at Jan. 31, 2005, up from $2.8 million at January 31, 2004, but down from $6.6 million as of April 30, 2004.  Stockholders’ equity at January 31, 2005 was $2.9 million, compared to $1.3 million at January 31, 2004, and compared to $4.5 million at April 30, 2004.

For the nine months ended January 31, 2005, total revenues were $8.5 million, a two percent decrease, compared to $8.7 million for the same nine-month period last year. GAAP net loss for the first nine months was $1.8 million or $0.06 loss per share, compared to a GAAP net loss of $553,000 or $0.03 loss per share for the first nine months of last year.  On a Non-GAAP basis, net loss for the first nine months was $1.1 million, compared to a Non-GAAP net loss of $68,000 for same nine-month period last year.

During the third quarter, Unify:

•         Executed on its expanded strategy to target specialty vertical markets with its business process automation technology.

•         Centralized its European sales and support operations into a European headquarters in Paris.

•         Announced the creation of Unify Business Solutions focused on building and sustaining active partnerships with independent software vendors (ISVs) resellers (VARs) and global distributors.

•         Earned business from several long-standing customers including Business Console, CNA Insurance Group, Credit Lyonnaise Group Management, Glaxo, Pan Systems, SE Software Engineering, GE Healthcare, and Vision Data Equipment Corp.

Conference Call

Unify will hold its quarterly conference call, open to all interested parties, on Feb. 22, 2005, beginning at 2 p.m. Pacific Time.  Listeners should dial 800-370-0740 prior to the start of the conference call.  The conference call will also be Webcast.  Online listeners should visit www.unify.com/investors prior to the start of the call for login information.  A replay of the conference call will be available until March 4, 2005 by dialing 877-519-4471 and entering the passcode 5674828.

About Unify
Unify (OTCBB: UNFY) provides business process automation solutions, including market leading applications for specialty markets within the insurance, retail and transportation industries.  Unify’s solutions deliver a broad set of capabilities for automating business processes, integrating existing information systems and delivering collaborative information.  Through its industry expertise and market leading technologies, Unify helps organizations drive business optimization, apply governance and increase customer service. For more than 25 years, Unify has served more than 2,000 agencies, corporations and independent software vendors. Unify is headquartered in Sacramento, Calif. with offices in London and Paris, and a worldwide network of global distributors. Contact Unify at 916-928-6400 or visit www.unify.com.

This press release contains “forward-looking statements” as that term is defined in Section 21E of the Securities Exchange Act of 1934 as amended. Forward looking statements are denoted by words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, and other variations of such words and similar expressions are intended to identify such forward-looking statements.  These forward looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by our forward looking statements. Such risks and uncertainties include, but are not limited to general economic conditions in the computer and software industries, domestically and worldwide, the Company’s ability to keep up with technological innovations in relation to its competitors, product defects or delays, developments in the Company’s relationships with its customers, distributors and suppliers, changes in pricing policies of the Company or its competitors and the Company’s ability to attract and retain employees in key positions. In addition, Unify’s forward looking statements should be considered in the context of other risks and uncertainties discussed in our SEC filings available for viewing on its web site at “Investor Relations,” “SEC filings” or from the SEC at www.sec.gov.

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UNIFY CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	January 31, 2005	April 30, 2004

Assets
Current assets:
Cash and cash equivalents	$3,915	$6,606
Accounts receivable, net	3,259	2,848
Prepaid expense & other current assets	691	543
Total current assets	7,865	9,997

Property and equipment, net	385	338
Other investments	214	214
Other assets	177	194
Total assets	$8,641	$10,743

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long term debt	$161	$146
Account payable	341	523
Other accrued liabilities	1,148	1,340
Accrued compensation and related expenses	736	812
Deferred revenue	3,301	3,360
Total current liabilities	5,687	6,181

Other long term liabilities	79	70

Long term debt	12	—

Commitments and contingencies

Stockholders’ equity:
Common stock	28	27
Additional paid in capital	63,275	63,205
Accumulated other comprehensive loss	77	18

Accumulated deficit	(60,517)	(58,758)
Total stockholders’ equity	2,863	4,492
Total liabilities and stockholders’ equity	$8,641	$10,743

UNIFY CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended January31,		Nine Months Ended January 31,
	2005	2004	2005	2004

Revenues:
Software Licenses	$1,469	$1,185	$3,934	$4,427
Services	1,518	1,459	4,596	4,322
Total revenues	2,987	2,644	8,530	8,749

Cost of Revenues:
Software licenses	96	226	264	413
Services	351	302	1,077	950
Total cost of revenues	447	528	1,341	1,363

Gross profit	2,540	2,116	7,189	7,386

Operating Expenses:
Product development	678	618	2,110	2,297
Selling, general and administrative	2,544	1,968	6,866	5,454
Write-down of other investments	—	—	—	175
Total operating expenses	3,222	2,305	8,976	7,926

Income (loss) from operations	(682)	(470)	(1,787)	(540)
Other income (expense), net	34	(4)	35	(7)

Income (loss) before income taxes	(648)	(474)	(1,752)	(547)
Provision (recovery) for income taxes	3	(4)	7	6

Net income (loss)	$(651)	$(470)	$(1,759)	$(553)

Net income (loss) per share:
Basic	$(0.02)	$(0.02)	$(0.06)	$(0.03)
Dilutive	$(0.02)	$(0.02)	$(0.06)	$(0.03)
Shares used in computing net income (loss) per share:
Basic	27,692	21,596	27,606	21,471
Dilutive	27,692	21,596	27,606	21,471